Investor Contact:
Dan Ferry
617-430-7576
daniel@lifesciadvisors.com

Webcast/conference call scheduled today, July 30th at 8:00 a.m. EDT

Three of five patients achieved separate RECIST responses after GEN-009 administration

GEN-009 elicited antigen-specific CD4+ and CD8+ T cell responses in 100% of treated patients

CAMBRIDGE, Mass., July 30, 2020 – Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing next-generation neoantigen immunotherapies, will present initial clinical data today on the first five patients from Part B of the ongoing Phase 1/2a study, which explores the combination of Genocea’s neoantigen vaccine, GEN-009 and checkpoint inhibitor-based regimens (CPI) in advanced solid tumors. The webcast and presentation will feature Dr. Maura L. Gillison, MD, PhD, Professor of Medicine, Department of Thoracic/Head and Neck Medical Oncology at MD Anderson Cancer Center.

The trial combines GEN-009 with a Standard of Care (SOC) CPI-based regimen approximately four months after the SOC CPI-based regimen is started. The preliminary findings from the first five patients show three achieving independent RECIST responses starting from the first GEN-009 dose. These responses show an acceleration of shrinkage beyond that of the CPI regimen, creating a novel response plot that supports the effect being attributable to the addition of GEN-009. One such patient achieved a complete response (“CR”), while two demonstrated partial responses (“PR”). Overall, two of the first five patients achieved CRs and three experienced PRs.

These results are corroborated by the patients’ immune responses. Neoantigen-specific CD4+ and CD8+ T cell responses were detected in 100% of patients, with all patients responding to multiple vaccinated antigens. Early comparison of T cell responses post-checkpoint (pre-vaccination) and post-vaccination show that T cell responses are specific to GEN-009 and not augmented by checkpoint blockade.

“We are incredibly encouraged by these initial results,” said Dr. Gillison. “The breadth and magnitude of immune responses validate the complete and partial responses observed in the five patients evaluated. We believe incorporating GEN-009 into standard-of-care immunotherapy regimens may help boost the effectiveness of immune checkpoint inhibitor therapy in patients with advanced disease.”

“We are very pleased this initial data set continues to validate antigen selection using our proprietary ATLAS™ platform,” said Chip Clark, President and Chief Executive Officer, Genocea. “We look forward both to reporting data from approximately ten additional patients this fall and to initiating the clinical trial for the neoantigen cell therapy GEN-011, which should similarly benefit from ATLAS to drive anti-tumor responses through T cells targeting the right neoantigens in checkpoint-refractory patients.”

Webcast & Conference Call Information
Interested participants may access the call by clicking here. For those who are unable to listen in during the event, a replay of the call will be available here.

A replay of the webcast will be archived for 30 days following the presentation by visiting the "Events and Presentations" tab of the investor relations section of the Genocea website at http://ir.genocea.com.

About Genocea Biosciences, Inc.
Genocea’s mission is to conquer cancer by developing personalized cancer immunotherapies in multiple tumor types. Our unique ATLAS™ platform comprehensively profiles each patient’s T cell responses to potential targets, or antigens, on the tumor. ATLAS enables us to optimize the neoantigens for inclusion in our immunotherapies and exclude inhibitory antigens that can exert an immunosuppressive effect. We are advancing two ATLAS-enabled programs: GEN-009, our neoantigen vaccine for which we are conducting a Phase 1/2a clinical trial and expect preliminary clinical results in the third quarter of 2020, and GEN-011, our neoantigen-specific cell therapy using T cells derived from peripheral blood for which we expect to conduct a Phase 1/2a clinical trial. To learn more, please visit www.genocea.com.

Forward-Looking Statement
This press release includes forward-looking statements, including statements relating to GEN-009 and GEN-011, within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Applicable risks and uncertainties include those identified under the heading "Risk Factors" included in Genocea's Annual Report on Form 10-K for the year ended December 31, 2019 and any subsequent SEC filings. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.